Exhibit 99.1

December 21, 2015

FSP Phoenix Tower Corp. Liquidating Trust

FSP Phoenix Tower Corp. Liquidating Trust (the "Trust") is making its final liquidating distribution in the amount of $393 per unit of beneficial interest (one unit of beneficial interest in the Trust is equal to one share of preferred stock in the original investment entity, FSP Phoenix Tower Corp.). The final liquidation payment will be payable on December 29, 2015 and be paid directly by the Trust. NOTE: if your investment is in a retirement account, the distribution will be sent to your custodian or plan administrator.

The aggregate amount of $412,650 ($393 per unit of beneficial interest in the Trust multiplied by 1,050 total units of beneficial interest) being distributed to preferred unitholders on December 29, 2015 is comprised of the remaining balance in the Trust’s general reserve for unknown contingencies after payment of all outstanding expenses. The following table shows the components of the liquidation value of the Trust:

	Aggregate	Per Preferred Unit
Liquidation Value	$106,682,726	$101,593
Franklin Street Properties Corp. Liquidation Value Adjustment		10
Adjusted Liquidation Value to Preferred Shareholders		$101,602

Preferred Unitholders:
Initial Liquidating Distribution Paid January 4, 2013	$103,950,000	$99,000
Additional Liquidating Distribution Paid September 30, 2013	2,100,000	2,000
Additional Liquidating Distribution Paid December 29, 2015	412,650	393
Total Liquidating Distributions through December 29, 2015	$106,462,650	$101,393

Common Unitholder:
Liquidating Distribution Paid	$100	$0
Additional Liquidating Distribution Paid December 29, 2015	39	0
Total Liquidating Distributions through December 29, 2015	$139	$0

Preferred Unitholders Share of Expenses Since Inception	$219,937	$209

Remaining Balance Held in the Trust’s Reserve for Unknown Contingencies	$—	$—

After this payment, all funds from the Trust will have been distributed. This will be the final payment from the Trust. The final Grantor Letter will be mailed to all beneficial owners in March, 2016.

401 Edgewater Place - Wakefield, MA 01880-6207 - 800-950-6288

FSPInvestments@franklinstreetproperties.com

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, or with one of the Investor Services Specialists, Lara Ryan or Michelle Sullivan, with any questions you may have.

Janet P. Notopoulos

President – FSP Property Management LLC

In its capacity as Trustee of FSP Phoenix Tower Corp. Liquidating Trust

Safe Harbor for Forward-Looking Statements

Statements in this letter regarding the amount or timing of liquidating distributions and any other statements about future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: changes in government regulations, geopolitical events, unanticipated tax consequences, unanticipated claims and expenses, and the other factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC. The Trust disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.